EXHIBIT 99


                            Supplementary Trust Data




l.  The total amount of cash distributed to
      Certificateholders in l996, per $l,000
      of Certificates.................................................$1,375.168


2.  The total amount of the distribution set
      forth in paragraph l which represents
      principal payments on the Certificates ................................$0


3.  The amount of outstanding balances in the
      Accounts which were 30 or more days
      delinquent as of the end of the
      December l996 Monthly Period .............................$413,199,875.05


4.  The total amount of the Monthly
      Servicing Fee paid to the Servicer
      by the Trust in l996.........................................$135,090,434